Exhibit 18

November 7, 2014

Packaging Corporation of America
Lake Forest, Illinois

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Packaging Corporation of America (the Company) for the three and nine months ended September 30, 2014, and have read the Company’s statements contained in Note 8, Goodwill and Intangible Assets to the condensed consolidated financial statements included therein. As stated in Note 8, the Company changed the date of its annual goodwill impairment assessment from December 31 to October 1. The Company states that the newly adopted accounting principle is preferable because it will lessen resource constraints in connection with the year-end close and financial reporting process by allowing the Company additional time to complete its annual impairment testing in advance of year-end reporting. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2013, nor have we audited the information set forth in the aforementioned Note 8, Goodwill and Intangible Assets to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP